EXHIBIT 2.4

Execution Version

COLLATERAL AGREEMENT TO PURCHASE AND SALE AGREEMENT

THIS COLLATERAL AGREEMENT TO PURCHASE AND SALE AGREEMENT (this “Collateral Agreement”), dated as of December 26, 2018 (the “Execution Date”), is by and between Bodel Holdings, L.L.C., Cleveland Holdings, L.L.C., Delbo Holdings, L.L.C., DeQuincy Holdings, L.L.C., Gulf Coast Working Partners, L.L.C., Oakley Holdings, L.L.C., SamJam Energy, L.L.C., and Perry Point Holdings, L.L.C. (individually, each a “Seller” and collectively, “Sellers,” or individually, a “Seller Party”), and Viking Energy Group, Inc., a Nevada corporation (“Purchaser”). Sellers and Purchaser, or both of them, may be referred to herein as a “Party,” or collectively as the “Parties.” Capitalized terms used herein but not defined shall have the meanings ascribed to them in the PSA (as defined below).

RECITALS

WHEREAS, the Parties entered into that certain Purchase and Sale Agreement dated as of September 1, 2018, bearing upon certain mineral leases and wells located in the States of Texas and Louisiana (the “PSA”); and

WHEREAS, the Parties entered into that certain First Amendment to Purchase and Sale Agreement dated November 1, 2018, amending the PSA (hereinafter the “First Amendment”); and

WHEREAS, on December 21, 2018, the Parties have entered into that certain Second Amendment to Purchase and Sale Agreement, amending the PSA (hereinafter the “Second Amendment”); and

WHEREAS, references herein below to PSA shall mean the PSA, as amended by the First Amendment and the Second Amendment; and

WHEREAS, Purchaser heretofore provided Seller with certain Defective Interest Notices summarized on the spreadsheets attached to this Collateral Agreement as Exhibits “A”, “B,” and “C”; and

WHEREAS, for the Purchased Assets listed on Exhibit “A”, all consents, permissions, novations and approvals required by Section 6.1(d) of the PSA have not yet been obtained and/or in respect of which certain asserted Defective Interests have not yet been cured, and therefore, these Purchased Assets will not be included in the Assignment, Bill of Sale and Conveyance of Oil and Gas Leases executed at Closing, and further efforts to secure all remaining consents, permissions, novations and approvals will continue following the Closing; and

WHEREAS, for the Purchased Assets listed on Exhibit “B,” although the asserted Defective Interests have not yet been cured, Purchaser is willing to include such Purchased Assets in the Assignment, Bill of Sale and Conveyance of Oil and Gas Leases executed at Closing, without reducing the Purchase Price, in exchange for which Seller is willing to cooperate and assist Purchaser following the Closing in order to cure the said Defective Interests; and

Initials: Seller _________ Purchaser _________

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Execution Version

WHEREAS, for the Purchased Assets identified on Exhibit “C,” the Seller advised that the applicable Defective Interests will not be cured and therefore the applicable Defective Interest value will be deducted from the Purchase Price.

NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller agree as follows:

1.	The Purchased Assets with outstanding consents and/or Defective Interests, as identified on Exhibit “A” hereto, shall be excluded from the Assignment, Bill of Sale and Conveyance of Oil and Gas Leases executed at Closing, and the Purchase Price shall be adjusted downward in an amount equal to the Allocated Value of such Purchased Assets in the Closing Statement executed by the Purchaser and the Seller as of the date hereof. The Parties agree that if on or before March 15, 2019, all required consents are obtained for any or all of the Purchased Assets identified on Exhibits “A”, Purchaser shall purchase said Purchased Assets at a second closing, as contemplated under the PSA, at the same price Purchaser would have paid if the consents had been obtained prior to the Closing and such Purchased Assets had been assigned at the Closing.

2.	The Purchased Assets with asserted Defective Interests identified on Exhibit “B” shall be included in the Assignment, Bill of Sale and Conveyance of Oil and Gas Leases executed at Closing, and there shall be no reduction in the Purchase Price for any Purchased Assets identified on Exhibit “B.”

3.	With respect to all Purchased Assets identified on Exhibits “A” and “B”, upon Closing each Party shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with obtaining consents or title curative documents and, where necessary, filing for record any curative documents relating to the asserted Defective Interests. Such cooperation shall include (upon the other Party’s request) furnishing copies of records, information and title data that are relevant to any such asserted Defective Interest and making employees available on a mutually convenient basis to provide additional information and explanation of any material or title data in the possession of the other Party, and to take such other reasonable steps and actions required to obtain said curative, including, but not limited to, directing Jim Gilstrap to continue to make contacts, pursue leads, request curative, participate in creating and obtaining curative, and to otherwise be fully involved with the Purchaser’s employees, attorneys and land company in a good faith effort to obtain such curative as quickly as reasonably possible; provided, however, that Sellers shall not be obligated to review any court records, conduct any title research or pay any amounts of money to obtain such curative.

4.	With respect to the working interest percentages identified on Exhibit “C,” those percentages shall be excluded from the Assignment, Bill of Sale and Conveyance of Oil and Gas Leases executed at Closing, and the Purchase Price shall be adjusted downward in an amount equal to the Allocated Value of the Defective Interests set out in the Closing Statement. The Seller and Purchaser shall not continue their efforts to cure the asserted Defect Interests associated with these percentages after the Closing.

[Signature pages follow]

Initials: Seller _________ Purchaser _________

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IN WITNESS WHEREOF, this Collateral Agreement is executed by the Parties on the date set forth above.

SELLERS:

BODEL HOLDINGS, L.L.C.

BODEL HOLDINGS, L.L.C.

CLEVELAND HOLDINGS, L.L.C.

DELBO HOLDINGS, L.L.C.

DEQUINCY HOLDINGS, L.L.C.

GULF COAST WORKING PARTNERS, L.L.C.

OAKLEY HOLDINGS, L.L.C.

SAMJAM ENERGY, L.L.C.

PERRY POINT HOLDINGS, L.L.C.

By: Brothers Investments, LLC, as the sole member

By:	/s/ Jennifer Bohannon-Ramirez
Jennifer Bohannon-Ramirez, Manager

Collateral Agreement Signature Page

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PURCHASER: VIKING ENERGY GROUP, INC.

By:	/s/ James A. Doris
Name:	James A. Doris
Title:	President and CEO

Collateral Agreement Signature Page

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